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                                                                   EXHIBIT 10.2

                     CORPORATE SERVICES TRANSITION AGREEMENT


                           THIS CORPORATE SERVICES TRANSITION AGREEMENT (the "Agreement"), dated as of ___________, 1998, between Great Lakes Chemical Corporation, a Delaware corporation ("Great Lakes"), and The Associated Octel Company Limited, a United Kingdom limited company ("Octel").

                                    RECITALS

                           WHEREAS, this Agreement is entered into in conjunction with a certain Transfer and Distribution Agreement (the "Distribution Agreement"), dated as of ___________, 1998, between Great Lakes and Octel Corp., a Delaware corporation;

                           WHEREAS, as described in the Distribution Agreement, Great Lakes has been engaged, through its subsidiaries, in the research, manufacturing and marketing of products in the lead alkyls business, petroleum specialities business and performance chemicals business (as more specifically defined therein as the "Transferred Businesses");

                           WHEREAS, as described in the Distribution Agreement, the Transferred Businesses shall not include certain assets, plants, facilities, businesses and operations (as more specifically defined therein as the "Excluded Assets");

                           WHEREAS, the Distribution Agreement provides that Great Lakes and Octel shall enter into an agreement relating to certain services to be provided by Octel to Great Lakes with respect to the operation and maintenance of the Excluded Businesses (as more specifically defined therein) and the Excluded Assets, as well as the operation and maintenance of the businesses that were not transferred to Octel (as more specifically defined therein as the "Non-Transferred Businesses"), for a period of time from and after the Distribution Date;

                           WHEREAS, Great Lakes desires that Octel provide and perform, and Octel desires to provide and perform, certain services, as more fully described and for the purposes stated in Schedule 1 to this Agreement; and


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                           WHEREAS, to provide such services, Great Lakes and
         Octel desire hereunder to enter into an agreement for the provision of such services.

                           NOW, THEREFORE, in consideration of the premises stated in the foregoing Recitals and the mutual promises of the parties contained herein, Great Lakes and Octel, intending to be legally bound, agree as follows:


                           Section 1. Definitions. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following terms shall have the following meanings:


                                  (a) Distribution: the distribution as a
         dividend to holders of Great Lakes common stock of all the shares of Octel common stock held by Great Lakes on the basis provided in the Distribution Agreement, which shall be effective on the close of business on the date specified for the dividend by the Board of Directors of Great Lakes.


                                  (b) Distribution Date: the date as of which
         the Distribution shall be effected as determined by the Board of Directors of Great Lakes.


                                  (c) Services: those corporate,
         administrative, staff and technical services provided to Great Lakes in respect of the Excluded Businesses and the Excluded Assets and Non-Transferred Businesses, which services are set forth in Schedule 1 hereto, as such Schedule may from time to time be amended or revised by the mutual agreement of the parties.


                                  (d) Affiliate: shall have the meaning ascribed
         thereto in the Distribution Agreement.

                                  (e) Earnings Index: the monthly Index of
         Average Earnings as published by or under the authority of HM Government and, if the same is no longer published, there shall be substituted therefor such other index, whether published by an official authority or by a private organization, as the parties decide is a satisfactory alternative thereto for the purposes of this Agreement.


                           Section 2. Services to Be Provided by Octel.

                                  (a) During the term of this Agreement, Octel
         shall provide, and Great Lakes shall pay for, the Services set forth in Schedule 1 hereto in accordance with this Agreement. The
         Services set forth on Schedule 1 may from time to

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         time be amended, as the parties shall agree, to add, omit or redefine any of the services to be provided hereunder, the term for which such services are to be rendered, and/or the charges or fees to be charged therefor. The Services shall be rendered by Octel or its Affiliates to Great Lakes or its Affiliates.


                                  (b) If Great Lakes requests that Octel
         provide any services relating to the Excluded Businesses and the Excluded Assets or Non-Transferred Businesses in addition to the Services initially set forth on Schedule 1, Great Lakes and Octel will mutually discuss the matter and negotiate in good faith with a view towards the provision of such services.


                                  (c) The Services shall be of a type and
         quantity not exceed ing similar services provided by Octel in respect of the Excluded Assets, the Excluded Businesses and the Non-Transferred Businesses prior to the Distribution Date.


                                  (d) At any time during the term of this
         Agreement, Great Lakes may terminate all or any portion of the Services upon 60 days prior notice to Octel or as otherwise provided in Schedule 1.


                           Section 3. Payments by Great Lakes.


                                  (a) Great Lakes shall pay Octel fees for the
         Services calculated as set forth in Schedule 1 hereto, all of which are exclusive of value added tax at the applicable rate from time to time which shall be for Great Lakes' account.


                                  (b) The monthly fixed charges or fees for
         treasury, accounting, payroll and information technology Services set forth on Schedule 1 shall be paid on the first day of each month in which the Services are to be performed. Any fees not payable as fixed amounts provided under this Agreement shall be invoiced monthly prior to the 30th calendar day of the calendar month next following the calendar month in which the applicable services were performed. Such invoices shall include appropriate supporting detail and payment shall be due and payable net 30 days from receipt of a properly completed invoice. Relevant books and records of Octel and its Affiliates pertaining to the Services provided and to all reimbursed costs shall be available for inspection and audit by Great Lakes during normal business hours for a period of three months following the delivery of the invoice for the period for which such Services were provided.


                                  (c) In the event Great Lakes reasonably and
         in good faith disputes any charges invoiced by Octel pursuant to this Agreement, Great Lakes shall



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         deliver a written statement describing the dispute to Octel within 30 days following receipt of the disputed invoice. The statement shall provide a description of the disputed items to enable Octel to identify the nature of the dispute. Fees not so disputed shall be deemed accepted and shall be paid by Great Lakes. If the parties cannot resolve the dispute in a mutually satisfactory manner, the dispute shall be submitted within 60 days from the date of notice, to an independent public accountant based in the United Kingdom mutually acceptable to the parties (the "Independent Accountant"). The Independent Accountant will review the books and records of Great Lakes, Octel and any Affiliate that performed Services that are the subject of such disputed invoice, as the case may be, and make such other investigation as it may deem necessary to verify the invoice. The costs of the fees of the Independent Accountant shall be borne by Great Lakes if the disputed portion of the invoice is determined to be substantially correct, and borne by Octel if the disputed portion of the invoice is determined to be substantially incorrect, with the Independent Accountant having the authority to determine whether the disputed portion of the invoice is substantially correct or substantially incorrect. In the event that Great Lakes reasonably and in good faith disputes any invoiced amount, pending any such final determination, Great Lakes may withhold payment of the disputed amount to Octel, with appropriate adjustment (including interest calculated on a daily basis with quarterly rests at a rate equal to the base lending rate for the time being in force of Barclays Bank Plc from the date such payment was due until the date of receipt of payment by Octel of any delayed payment due to it) to be made following such final determination. The determination of the Independent Accountant shall be final and binding on the parties.


                                  (d) The prices set forth on Schedule 1 shall
         be firm through December 31, 1998 and shall be subject to adjustment on January 1, 1999 based upon the changes in the Earnings Index between October 1997 and October 1998 (published in the December 1998 edition of HMSO Central Statistical Information Office), except for the prices for Amlwch Medical Services, which shall be adjusted from time to time to reflect Octel's normal commercial terms for such Services.


                           Section 4. (a) Staffing. Octel shall make a sufficient number of competent employees or contractors available to render the services to be provided pursuant to this Agreement when required. Except to the extent specific individuals are designated on
         Schedule 1, Octel shall, in consultation with Great Lakes, determine both the staffing required and particular personnel assigned to perform the Services, including but not limited to, clerical staff, technicians, professionals or otherwise. The persons assigned by Octel to perform services under this Agreement shall remain in the employ of Octel and shall be subject to the Octel salary and benefits programs.


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                                  (b) No Solicitation. Great Lakes undertakes
         on behalf of itself and its Affiliates that neither it nor they shall solicit any employees of Octel assigned by Octel for the performance of the Services within 6 months of such personnel ceasing to provide Services to Great Lakes hereunder without Octel's prior written consent.


                           Section 5. Independent Contractor Status. Octel shall perform the Services as an independent contractor, and with respect to the Treasury Services, Octel will provide two persons acting as independent contractors to provide such Services. Nothing contained herein shall be construed, applied or intended to create a relationship between the parties hereto of principal and agent or of employer and employee. Great Lakes and Octel shall each be responsible for reporting its income and paying its own taxes. Neither party undertakes by this Agreement to perform any obligation of the other party, whether regulatory or contractual, or, except as set forth in this Agreement, to assume any responsibility for the other party's employees, contractors, business or operations or to take any other action to affect the status of the parties (and their employees) as independent contractors in the provision of Services hereunder. As between the parties, Octel has the sole and exclusive right and obligation, and Great Lakes has no right or obligation, to supervise, manage, contract, direct, procure, perform or cause to be performed, all Services to be performed by Octel under this Agreement, including the exclusive right to hire, fire, discipline, supervise, evaluate, transfer, suspend, lay-off, recall, promote, assign, reward or compensate employees or others performing Services under this Agreement, to adjust their grievances, to provide them benefits and to set the terms and conditions of their employment.


                           Section 6. Access. Great Lakes agrees to grant to representatives of Octel access to Great Lakes' facilities, employees, agents and consultants to enable Octel to provide the Services.


                           Section 7. Confidentiality. Each party and its Affiliates will hold, and will use their best efforts to cause their respective members, partners, officers, directors, employees and other agents to hold, in confidence, all confidential documents and information concerning the other party or the Affiliates of the other party furnished to such party or its Affiliates in connection with the transactions effected pursuant to this Agreement, except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) obtained by such party on nonconfidential basis from a source other than the other party or any of its Affiliates


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         who is rightfully in possession of such information and is under no obligation of confidentiality to the other party; provided that such party may disclose such information in connection with the transactions effected pursuant to this Agreement to the members, partners, officers, directors, employees and other agents of such party or its Affiliates that have a need to know such information so long as such persons are informed by such party of the confidential nature of such information and have agreed in writing to be bound by the obligations of confidentiality and non-use as provided in this Agreement; and provided further that if any person described in the immediately preceding proviso breaches its confidentiality obligations, the party to whom the disclosure is attributable will inform the other party and will use its best efforts at the request of such other party to enforce such obligation. Notwithstanding the foregoing, each party may disclose such information if (i) compelled to disclose by judicial or administrative process or by other requirements of law, (ii) necessary to establish such party's position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement or (iii) required to comply with the rules of a stock exchange. Prior to any disclosure pursuant to the preceding sentence, the disclosing party shall give reasonable prior notice to the other party to this Agreement of such intended disclosure and, if requested by such other party, shall use its best efforts to obtain a protective order or similar protection for such information or data (at the expense of such other party) and shall otherwise disclose such information and data to the extent and only to the extent necessary to comply with any applicable rule, regulation or policy of a governmental entity or securities exchange. The obligation of a party hereto to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. The provisions of this Section 7 shall survive for a period of ten years (or such longer period as may be required by law) following any termination of this Agreement. All confidential documents and information furnished pursuant to this Agreement may be used only in connection with the transactions effected pursuant to this Agreement. If all or any part of the Services are terminated, each party and its Affiliates will, and will use their best efforts to cause their respective members, partners, officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or its Affiliates or on their behalf from the other party in connection with the Services so terminated that are subject to such confidence.


                           Section 8. Force Majeure. Octel shall be excused for failure to perform any of its obligations under this Agreement (other than the payment of any sums due to Great Lakes under this Agreement) due to fire, storm, flood, earthquake,


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         explosion, accident, acts of the public enemy, riots and other civil disturbances, sabotage, strikes or other labor disputes, injunctions, transportation embargoes or delays, acts of God, failure of performance of third parties necessary to Octel's performance under this Agreement, or the laws or regulations of national, state, regional and local government or branch or agency thereof, or any other event or circumstance beyond Octel's reasonable control, in each case for reasons other than the adverse financial condition of Octel. Upon the occurrence of any such event, Octel shall notify Great Lakes in writing of the events causing delay or default in performance and shall use its best efforts to remove or otherwise address the impediment to action as soon as reasonably practicable, provided, however, that nothing herein shall require Octel to settle any strike or other labor disputes other than on terms which Octel considers to be reasonable and appropriate in all the circumstances.


                           Section 9. Standard of Performance. Octel hereby agrees and acknowledges that, in performing the Services, (a) it shall perform the Services in a competent and workmanlike manner, and in accordance with applicable statutes, rules and regulations of governmental and regulatory agencies having jurisdiction (provided that Octel is in no way guaranteeing that the Services provided hereunder are in compliance with such statutes, rules and regulations) and (b) it shall use at least the standard of care and good faith as it uses in performing the Services for its own account.


                           Section 10. Effective Date and Term. This Agreement shall become effective as of the Distribution Date. The initial term of this Agreement shall commence on the Distribution Date and, except as subject to early termination in accordance with Sections 2(d) and 11, continue with respect to each of the Services for the term provided in
         Schedule 1.


                           Section 11. Termination. This Agreement or the Services may be reduced, suspended or terminated as follows:


                                   (a) Termination Without Prior Notice.
         Either party hereto may terminate this Agreement immediately upon written notice to the other party in the event (i) of the other party's voluntary bankruptcy or insolvency, (ii) that the other party shall make an assignment for the benefit of creditors or (iii) that a petition shall have been filed by or against the other party under a bankruptcy law, a corporate reorganization law or any other law for relief of debtors (or other law similar in purpose or effect), which has caused such other party to have its business effectively discontinued in its then present form.



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                           (b) Termination With Prior Notice. Either party
         hereto may terminate this Agreement on 30 days' written notice to the other if the other is in breach of this Agreement in any material respect unless the breaching party, within such 30 day period, remedies such breach, or, in the case of a breach which cannot reasonably be remedied within such 30 day period, initiates action which can reasonably be expected to cure such breach within the 60 day period commencing upon receipt of such written notice.


                           (c) Suspension of Services. Subject to Great Lakes' right pursuant to Section 3(c) to dispute charges invoiced by Octel, if Great Lakes shall fail to pay the undisputed charges, fees or costs it has agreed to pay under the provisions of this Agreement for the Services, Octel may, upon 30 days prior written notice, withhold or cease performing the Services and continue to due so until full payment shall have been received.


                           (d) Suspension of Payment Obligation. If Octel shall fail to timely perform any of the Services, Great Lakes may withhold or cease payment of the charges, fees or costs it has agreed to pay under the provisions of this Agreement for such Services and continue to do so until full performance of such Services shall have been rendered.


                           Section 12. Employer's Liability Insurance;
         Indemnification.


                                   (a) Octel shall comply with all applicable
         workers' compensation statutes and carry employer's liability insurance covering all of Octel's personnel engaged in the performance of the Services. Octel shall indemnify Great Lakes and its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all claims, losses, damages or liabilities, including reasonable attorneys' fees (i) arising from any claims by any person that by virtue of providing Services under this Agreement such person is a de facto or de jure employee of Great Lakes or its Affiliates or that Great Lakes or its Affiliates owes any contractual duty or duty under any applicable law, regulation or statute relating to wages, employee benefits, hiring, terms and conditions of employment and like matters or (ii) for taxes or related charges imposed upon any person providing Services to Great Lakes or its Affiliates under this Agreement or upon such person's compensation.


                                   (b) Except as provided in the following
         sentence, Octel agrees to indemnify, defend and hold harmless Great Lakes and its Affiliates and their respective directors, officers, employees, agents and representatives against any and




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         all claims, losses, damages and liabilities, including reasonable attorneys' fees, incurred by any of them and arising out of an unintentional breach of this Agreement or any act of negligence by Octel in its performance of the Services; provided, however, (i) that any such indemnification shall not exceed the amount paid by Great Lakes or its Affiliate for such Services; and (ii) Octel shall not be required to provide indemnity for the unintentional breaches or acts of negligence of the independent contractors provided by Octel to perform Treasury Services. Octel agrees to indemnify, defend and hold harmless Great Lakes and its Affiliates and their respective directors, officers, employees, agents and representatives against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees, incurred by any of them and arising out of an intentional breach of this Agreement or any act of gross negligence or willful misconduct by Octel in its performance of the Services; provided, however, that Octel shall not be required to provide indemnity for intentional breaches or acts of gross negligence or willful misconduct by the independent contractors provided by Octel to perform Treasury Services.

                                  (c) Each party shall indemnify, defend and
         hold harmless the other party and its Affiliates and their respective directors, officers, employees, agents and representatives against any and all claims, losses, damages and liabilities, including reasonable attorneys' fees, incurred by any of them and arising out of or in connection with any death, injury or industrial disease sustained by the indemnifying party's employees, servants, agents and/or representatives, irrespective of the cause of such death, injury or industrial disease, including, without limitation, the negligence or other breach of legal duty of an indemnified party hereunder.


                           Section 13. Provision of Information; License Fees. During the term of this Agreement or any extension thereof, and subject to Section 7.5 (Confidentiality) of the Distribution Agreement, each party shall provide to the other party, free of any charge or cost, any information, data or documents which either party reasonably requests to fulfill the requesting party's reporting or compliance obligations with any governmental entity, agency or authority; provided, however, that, the provision of such information, data or documents does not result in any undue burden or expense to the party supplying the information. Great Lakes shall pay any license or other fees as shall be required to permit Octel to perform the Services under this Agreement; provided, however, that Great Lakes shall have the option, at its sole discretion, to negotiate the terms of such licenses or the amount of such fees on its own behalf.


                           Section 14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom




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         notice is given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided facsimile confirmation of receipt is obtained promptly after completion of transmission, (c) on the third business day after delivery to an overnight courier service, provided receipt of delivery has been confirmed, or (d) on the tenth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return receipt requested, to the party as follows:

                  If to Great Lakes:   Great Lakes Chemical Corporation
                                       One Great Lakes Boulevard
                                       West Lafayette, Indiana  47906
                                       United States
                                       Attn: Vice President and General Counsel
                                       Telecopy: (765) 497-6660

                  If to Octel:         The Associated Octel Company Limited
                                       P.O. Box 17, Oil Sites Road
                                       Ellesmere Port
                                       South Wirral L65 4HF
                                       United Kingdom
                                       Attn: Company Secretary and General
                                             Counsel
                                       Telecopy: (151) 356-6298

         Any party may change its address by giving the other party written notice of its new address in the manner set forth above.


                           Section 15. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.


                           Section 16. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder, except in respect of indemnification provisions contained herein conferring indemnification rights to third parties to this Agreement.



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                           Section 17. Counterparts. This Agreement may be
         executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                           Section 18. Schedules. The Schedules to this
         Agreement shall be construed with, and shall be an integral part of, and are hereby expressly incorporated into, this Agreement to the same extent as if the same had been set forth verbatim herein.


                           Section 19. Severability. If any provision hereof is or becomes illegal, invalid, or unenforceable under the laws of a particular jurisdiction, such provision shall be fully severable with respect to such laws; this Agreement shall be construed and enforced in such jurisdiction as if such provision had never comprised a part hereof; the remaining provisions hereof shall remain in full force and effect in such jurisdiction and shall not be affected by such provision or by its severance herefrom; and all of the provisions hereof shall remain in full force and effect in all other jurisdictions and shall not be affected by the severance of such provision under the laws of such jurisdiction. Furthermore, in lieu of such provision there shall be added automatically for purposes of such jurisdiction as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable in such jurisdiction.


                           Section 20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England, and except as provided in Section 3(c) hereof, the parties hereby agree that any dispute which may arise out of or in connection with this Agreement shall be subject to the dispute resolution provisions set forth in Article XI of the Distribution Agreement.


                           Section 21. Amendment and Modification.


                                  (a) Any provision of this Agreement may be
         amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.


                                  (b) No failure or delay by either party in
         exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not be exclusive of any rights or remedies provided by law.





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                           IN WITNESS WHEREOF, the parties hereto have caused
         this Agreement to be executed and delivered as of the day and year first above written.

                                            GREAT LAKES CHEMICAL CORPORATION


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:



                                            THE ASSOCIATED OCTEL COMPANY LIMITED


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:




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